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                                                                    EXHIBIT 5(b)


                          American Heritage Life Investment Corporation 1776 American Heritage Life Drive
                          Jacksonville, FL 32224
                          Phone: (904) 992-2570
                          Fax:   (904) 992-2658



W. Michael Heekin, Esq.
Senior Vice President
      and Corporate
      Secretary





                                 June 2, 1997


American Heritage Life
Investment Corporation
1776 American Heritage Life Drive
Jacksonville, Florida  32224

Ladies and Gentlemen:

        I am acting as counsel for American Heritage Life Investment Corporation ("AHLIC"), and AHL Financing, a Delaware business trust (the "AHL Trust"), in connection with their filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement (File No. 333-24153) on Form S-3 (the "Registration Statement") with respect to the Company's (i) junior subordinated debentures (the "Junior Subordinated Debentures"), (ii) shares of common stock, $1.00 par value per share (collectively, the "Common Stock"), (iv) stock purchase contracts to purchase the Common Stock (the "Stock Purchase Contracts") and (v) stock purchase units, each representing ownership of a Stock Purchase Contract and Junior Subordinated Debentures, the Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contract ("Stock Purchase Units"). The Registration Statement also relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of preferred securities of the AHL Trust (the "Preferred Securities") and guarantees of the Preferred Securities by AHLIC (the "Preferred Securities Guarantees"). Capitalized terms used but not defined herein are used as defined in the Registration Statement.

        In preparation for rendering the opinions hereafter expressed, I have examined the originals or copies certified to my satisfaction of corporate records and other documents and certificates as I have deemed necessary.

         Based on the above, I am of the opinion that:

         1. AHLIC is a corporation duly incorporated and validly existing pursuant to the laws of the State of Florida.

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American Heritage Life Investment Corporation
June 2, 1997
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         2.      The Junior Subordinated Debentures, the Common Stock, the Stock
                 Purchase Contracts and the Stock Purchase Units, which are covered by the Registration Statement, when sold will be legally issued by AHLIC, duly authorized, fully paid and non-assessable and, in the case of the Junior Subordinated Debentures, will constitute valid and binding obligations of AHLIC, enforceable against AHLIC in accordance with their terms except as such enforcement is subject to any applicable bankruptcy insolvency, reorganization or other laws relating to or affecting creditors' rights generally and general principles of equity.

         3. Upon issuance, the Preferred Securities Guarantees will constitute the legal, valid and binding obligations of AHLIC, enforceable against AHLIC in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

        I hereby consent to the use of this opinion as Exhibit 5(b) to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under
    Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

                                                            Very truly yours,



                                                            W. Michael Heekin